Exhibit 99.1

Endurance International Group Reports 2014 Fourth Quarter and Full Year Results

BURLINGTON, MA (February 23, 2015) — Endurance International Group Holdings, Inc. (NASDAQ: EIGI), a leading provider of cloud-based platform solutions designed to help small and medium-sized businesses succeed online, today reported financial results for its fourth quarter and fiscal year ended December 31, 2014.

“We are excited to have finished our fiscal 2014 with results that exceeded expectations. Our results reinforce our confidence in our two-pronged strategy to increase our subscriber base and grow average revenue per subscriber, which positions us well to capture more of what we believe is a large opportunity,” commented Hari Ravichandran, chief executive officer and founder of Endurance International Group. “We ended the fiscal year with a milestone 4.1 million subscribers, an increase of 17 percent over the end of 2013, and continued to see an increase in average revenue per subscriber, to $14.48, or 11 percent growth over last fiscal year.”

Below is a summary of our fiscal 2014 results and guidance for fiscal 2015.

Full Year & Fourth Quarter Financial Highlights

(in millions)	Q4 2014 Actuals	Year over year growth	Fiscal Year 2014 Guidance	Fiscal Year 2014 Actuals	Year over year growth
Adjusted Revenue	$175.2	28%	$648 - $650	$651.9	23%
Adjusted EBITDA	$62.0	34%	$230 - $235	$235.6	13%
UFCF	$50.7	35%	$180 - $190	$193.4	16%

•	For the fiscal year 2014, GAAP revenue was $629.8 million, an increase of 21 percent compared to $520.3 million in fiscal 2013. GAAP revenue for the fourth quarter was $171.9 million, an increase of 26 percent compared to $136.4 million in the fourth quarter of 2013.

•	For the fiscal year 2014, net loss attributable to Endurance International Group Holdings, Inc. was $42.8 million, or $(0.34) per diluted share compared to a net loss of $159.2 million, or $(1.55) per diluted share, for fiscal 2013. Net loss attributable to Endurance International Group Holdings, Inc. for the fourth quarter was $2.2 million, or $(0.02) per diluted share, compared to a net loss of $67.5 million, or $(0.57) per diluted share, for the fourth quarter of 2013.

•	Adjusted revenue for the fiscal year 2014 was $651.9 million, an increase of 23 percent compared to $528.1 million in fiscal year 2013. Adjusted revenue for the fourth quarter was $175.2 million, an increase of 28 percent compared to $136.9 million in the fourth quarter of 2013.

•	Adjusted revenue for the fiscal year 2014 excluding the impact of Directi, which contributed $48.5 million of adjusted revenue for the fiscal year, was $603.4 million, an increase of 14 percent over fiscal year 2013. Adjusted revenue excluding the impact of Directi, which contributed $13.2 million of adjusted revenue for the quarter, was $162.0 million, an increase of 18 percent over the fourth quarter of 2013.

•	Adjusted EBITDA for the fiscal year 2014 was $235.6 million, an increase of 13 percent compared to $207.9 million in fiscal 2013. Adjusted EBITDA for the fourth quarter was $62.0 million, an increase of 34 percent compared to $46.2 million in the fourth quarter of 2013.

•	Unlevered free cash flow (“UFCF”) for the fiscal year 2014 was $193.4 million, an increase of 16 percent compared to $166.5 million in fiscal 2013. UFCF for the fourth quarter was $50.7 million, an increase of 35 percent compared to $37.5 million in the same period a year ago.

•	Free cash flow (“FCF”) for the fiscal year was $136.6 million, an increase of 64 percent compared to $83.4 million in fiscal 2013. FCF for the fourth quarter was $35.8 million, an increase of 90 percent compared to $18.9 million in the fourth quarter of 2013.

Full Year & Fourth Quarter Operating Highlights

•	Total subscribers increased by over 380,000 in fiscal 2014. Excluding the impact of Directi, total subscribers increased by 374,000 in fiscal 2014. Total subscribers increased by 91,000 for the fourth quarter. Excluding the impact of Directi, total subscribers increased by 88,000 in the fourth quarter.

•	Total subscribers were 4.087 million at the end of the fiscal year 2014, an increase of 17 percent compared to 3.502 million at the end of fiscal year 2013. The subscriber base increase consisted of the over 380,000 subscriber net adds, which were added through normal business operations, and approximately 200,000 subscribers on-boarded via acquisitions.

•	For the year, average revenue per subscriber (“ARPS”) was $14.48, an increase of 11 percent compared to $13.09 in fiscal 2013. Excluding the impact of Directi, ARPS was $13.58, an increase of 4 percent compared to $13.09 in fiscal 2013. ARPS was $14.78 for the fourth quarter, an increase of 12 percent compared to $13.15 for fourth quarter 2013. Excluding the impact of Directi, ARPS was $13.86, an increase of 5 percent compared to $13.15 for fourth quarter 2013.

•	On December 31, 2014, the company made an equity investment of $15.2 million, representing an ownership position of 40 percent in AppMachine BV, a Dutch developer of mobile applications.

Fiscal Year 2015 and First Quarter 2015 Guidance (at February 23, 2015)

The company is providing the following guidance:

For the full year 2015 ending December 31, 2015, the company expects:

(in millions)	Fiscal Year 2015
Adjusted Revenue	$745 - $755 million
Year over year growth	14% - 16%
Adjusted EBITDA	$275 - $285
Year over year growth	17% - 21%
UFCF	$220 - $230
Year over year growth	14% - 19%

For the first quarter ending March 31, 2015, the company expects:

(in millions)	Q1 FY2015
Adjusted Revenue	$175 - $178 million
Year over year growth	15% – 17%
Adjusted EBITDA	$65 – $66
Year over year growth	10% – 12%

The company’s first quarter 2015 guidance for adjusted EBITDA growth reflects the seasonally strong investment in marketing relative to subsequent quarters of the fiscal year. Additionally, the company will be providing UFCF guidance on an annual basis only.

Adjusted revenue, adjusted EBITDA, UFCF, FCF and ARPS are non-GAAP financial measures. A reconciliation of these non-GAAP financial measures to their most comparable measure calculated in accordance with GAAP is provided in the financial statement tables included at the end of this press release. An explanation of these measures is also provided below under the heading “Use of Non-GAAP Financial Measures.” We have not reconciled our adjusted revenue, adjusted EBITDA or UFCF guidance to the most comparable GAAP metrics because we do not provide guidance for the reconciling items between these non-GAAP metrics and the most comparable GAAP metrics, as certain of these items are out of our control and/or cannot be reasonably predicted.

Conference Call and Webcast Information

Endurance International Group’s fourth quarter 2014 teleconference and webcast is scheduled to begin at 5:00 p.m. ET on Monday, February 23, 2015. To participate on the live call, analysts and investors should dial (888) 734-0328 at least ten minutes prior to the call. Endurance International Group will also offer a live and archived webcast of the conference call, accessible from the Investor Relations section of the company’s website at http://ir.endurance.com/.

Use of Non-GAAP Financial Measures

In addition to our financial information presented in accordance with GAAP, we use certain “non-GAAP financial measures” described below to evaluate the operating and financial performance of our business, identify trends affecting our business, develop projections and make strategic business decisions. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flow that includes or excludes amounts that are included or excluded from the most directly comparable measure calculated and presented in accordance with GAAP. We monitor the non-GAAP financial measures described below, and we believe they are helpful to investors, because we believe they reflect the operating performance of our business and help management and investors gauge our ability to generate cash flow, excluding some recurring and non-recurring expenses that are included in the most directly comparable measures calculated and presented in accordance with GAAP.

Our non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to adjustments for integration and restructuring expenses. In addition, there are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP, may be different from non-GAAP financial measures used by other companies and exclude expenses that may have a material impact on our reported financial results. Furthermore, interest expense, which is excluded from some of our non-GAAP measures, has been and will continue to be for the foreseeable future a significant recurring expense in our business. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. We urge you to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate our business.

Adjusted Net Income

Adjusted net income is a non-GAAP financial measure that we calculate as net income (loss) plus (i) changes in deferred revenue, amortization, stock-based compensation expense, loss of unconsolidated entities, net loss on sale of assets, expenses related to integration of acquisitions and restructurings, transaction expenses and charges including costs associated with certain litigation matters, preparation for our IPO and any dividend-related payments accounted for as compensation expense, less (ii) earnings of unconsolidated entities, net gain on sale of assets and the impact of purchase accounting related to reduced fair value of deferred domain registration costs and (iii) the estimated tax effects of the foregoing adjustments. Due to our history of acquisitions and financings, we have incurred accounting charges and expenses that obscure the operating performance of our business. We believe that adjusting for these items and the use of adjusted net income is useful to investors in evaluating the performance of our company.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we calculate as adjusted net income plus interest expense, depreciation, and income tax expense (benefit). We manage our business based on the cash collected from our subscribers and the cash required to acquire and service those subscribers. We believe highlighting cash collected and cash spent in a given period provides insight to an investor to gauge the overall health of our business. Under GAAP, although subscription fees are paid in advance, we recognize the associated revenue over the subscription term, which does not fully reflect short-term trends in our operating results. In order to capture these trends and report our performance consistently with how we manage our business, we include the change in deferred revenue for the period reported in our calculation of adjusted EBITDA for that period.

Free Cash Flow

Free cash flow, or FCF, is a non-GAAP financial measure that we calculate as cash flow from operations less capital expenditures and capital lease obligations and dividend from minority interest, plus certain transaction and integration and restructuring expenses. We believe that this presentation of FCF provides investors with an additional indicator of our ability to generate positive cash flows after meeting our obligations with regard to payment of interest on our outstanding indebtedness.

Unlevered Free Cash Flow

Unlevered free cash flow, or UFCF, is a non-GAAP financial measure that we calculate as free cash flow plus cash interest paid, net of change in accrued loan interest. We believe the most useful indicator of our operating performance is the cash generating potential of our company prior to any accounting charges related to our acquisitions. We also invest in marketing, our largest operating expense, which may increase or decrease in a given period, depending on the cost of attracting new subscribers to our solutions. We also believe that because our business has meaningful data center and related infrastructure requirements, the level of capital expenditures required to run our business is an important factor for investors to consider. We believe UFCF is a useful measure that captures the effects of these issues.

Adjusted Revenue

Adjusted revenue is a non-GAAP financial measure that we calculate as GAAP revenue adjusted to exclude the impact of any fair value adjustments to deferred revenue resulting from acquisitions. Historically, we also adjusted the amount of revenue to include the revenue we generated from subscribers added through business acquisitions as if those acquired subscribers had been our subscribers since the beginning of the period presented. Since the first quarter of 2014, we have included the revenue we add through business acquisitions from the closing date of the relevant acquisition. We believe that excluding fair value adjustments to deferred revenue is useful to investors because it shows our revenue prior to purchase accounting charges related to our acquisitions.

Total Subscribers

We define total subscribers as those that, as of the end of a period, are identified as subscribing directly to our products on a paid basis. Historically, in calculating total subscribers, we included the number of end-of-period subscribers we added through business acquisitions as if those subscribers had subscribed with us since the beginning of the period presented. Since the first quarter of 2014, we have included subscribers we added through business acquisitions from the closing date of the relevant acquisition. Additionally, in the fourth quarter of 2014, we modified our definition of total subscribers to better reflect our expanding product mix by including paid subscribers to all of our subscription-based products, rather than limiting the definition to paid subscribers to our web presence solutions. We do not include in total subscribers accounts that access our solutions via resellers or that purchase only domain names from us. Subscribers of more than one brand are counted as separate subscribers. We believe total subscribers is an indicator of the scale of our platform and our ability to expand our subscriber base, and is a critical factor in our ability to monetize the opportunity we have identified in serving the small- and medium-sized business (SMB) market. Total subscribers for a period may reflect adjustments to add or subtract subscribers as we integrate and/or are otherwise able to identify subscribers that meet this definition of total subscribers.

Average Revenue per Subscriber

Average revenue per subscriber, or ARPS, is a non-GAAP financial measure that we calculate as the amount of adjusted revenue we recognize in a period divided by the average of the number of total subscribers at the beginning of the period and at the end of the period. We believe ARPS is an indicator of our ability to optimize our mix of products and services and pricing, and sell products and services to new and existing subscribers.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning our financial guidance for fiscal year 2015 (including the first quarter of fiscal year 2015), our beliefs and expectations regarding the success of our strategy to increase our subscriber base and grow ARPS, the size of our market opportunity, and our future financial and operational performance in general. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “confident,” “positions,” and variations of such words or words of similar meaning. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, risks set forth under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the period ending September 30, 2014 filed with the Securities and Exchange Commission (SEC) on November 7, 2014 and other reports we file with the SEC. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

About Endurance International Group

Endurance International Group (NASDAQ: EIGI) helps small and medium-sized business owners establish, manage and grow their businesses by harnessing the power and promise of the web. As a leading provider of cloud-based platform solutions to help small and medium-sized business owners succeed online, Endurance, through its family of brands — including Bluehost, HostGator, iPage, Domain.com, A Small Orange, and ResellerClub — supports approximately 4.1 million subscribers and is able to tailor solutions for small businesses at every stage and level of sophistication. Endurance is headquartered in Burlington, Massachusetts, has a presence in Asia and the Americas, and employs over 2,500 people. For more information, visit endurance.com.

Endurance International Group and the compass logo are trademarks of The Endurance International Group, Inc. Other brand names of Endurance International Group are trademarks of The Endurance International Group, Inc. or its subsidiaries.

Investor Contact:

Angela White

Endurance International Group

(781) 852-3450

ir@endurance.com

Press Contact:

Dani LaSalvia

Endurance International Group

(781) 852-3212

press@endurance.com

Endurance International Group Holdings, Inc.

Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share amounts)

	December 31, 2013	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$66,815	$32,379
Restricted cash	1,983	1,325
Accounts receivable	7,160	10,201
Deferred tax asset—short term	12,981	13,961
Prepaid domain name registry fees	22,812	49,605
Prepaid expenses and other current assets	7,050	13,173

Total current assets	118,801	120,644
Property and equipment—net	49,715	56,837
Goodwill	984,207	1,105,023
Other intangible assets—net	406,140	410,338
Deferred financing costs	430	400
Investments	6,535	40,447
Prepaid domain name registry fees, net of current portion	4,295	7,957
Other assets	10,815	4,397

Total assets	$1,580,938	$1,746,043

Liabilities, redeemable non-controlling interest and stockholders’ equity
Current liabilities:
Accounts payable	$7,950	$8,960
Accrued expenses	35,433	38,275
Deferred revenue	194,196	259,567
Current portion of notes payable	10,500	60,500
Current portion of capital lease obligations	—	3,793
Deferred consideration—short term	24,437	13,917
Other current liabilities	6,796	10,358

Total current liabilities	279,312	395,370
Long-term deferred revenue	55,298	65,850
Notes payable—long term	1,036,875	1,026,375
Capital lease obligations	—	4,302
Deferred tax liability—long term	26,171	35,579
Deferred consideration	4,207	10,722
Other liabilities	3,041	2,806

Total liabilities	$1,404,904	$1,541,004

Redeemable non-controlling interest	20,772	30,543
Commitments and contingencies
Stockholders’ equity:
Preferred Stock—par value $0.0001; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock—par value $0.0001; 500,000,000 shares authorized; 124,788,853 and 130,959,113 shares issued at December 31, 2013 and December 31, 2014, respectively; 124,766,544 and 130,914,333 shares outstanding at December 31, 2013 and December 31, 2014, respectively	13	14
Additional paid-in capital	754,061	816,591
Accumulated other comprehensive loss	(55)	(517)

	December 31, 2013	December 31, 2014
Accumulated deficit	(598,757)	(641,592)

Total stockholders’ equity	155,262	174,496

Total liabilities, redeemable non-controlling interest and stockholders’ equity	$1,580,938	$1,746,043

Endurance International Group Holdings, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, except share and per share amounts)

	Three Months ended December 31,		Year Ended December 31,
	2013	2014	2013	2014
Revenue	$136,420	$171,936	$520,296	$629,845
Cost of revenue	87,758	102,270	350,103	381,488

Gross profit	48,662	69,666	170,193	248,357

Operating expense:
Sales and marketing	30,458	32,187	117,689	146,797
Engineering and development	5,561	5,052	23,205	19,549
General and administrative	48,242	18,619	92,347	69,533

Total operating expense	84,261	55,858	233,241	235,879

Income (loss) from operations	(35,599)	13,808	(63,048)	12,478

Other expense:
Interest income	61	76	122	331
Interest expense	(32,338)	(15,195)	(98,449)	(57,414)

Total other expense—net	(32,277)	(15,119)	(98,327)	(57,083)

Loss before income taxes and equity earnings of unconsolidated entities	(67,876)	(1,311)	(161,375)	(44,605)
Income tax expense (benefit)	(2,169)	1,410	(3,596)	6,186

Loss before equity earnings of unconsolidated entities	(65,707)	(2,721)	(157,779)	(50,791)
Equity (income) loss of unconsolidated entities, net of tax	2,426	87	2,067	61

Net loss	$(68,133)	$(2,808)	$(159,846)	$(50,852)

Net loss attributable to non-controlling interest	(659)	(604)	(659)	(8,017)

Net loss attributable to Endurance International Group Holdings, Inc.	$(67,474)	$(2,204)	$(159,187)	$(42,835)

Comprehensive loss:
Foreign currency translation adjustments	(31)	(267)	(55)	(462)

Total comprehensive loss	$(67,505)	$(2,471)	$(159,242)	$(43,297)

Net loss per share attributable to Endurance International Group Holdings, Inc.—basic and diluted	$(0.57)	$(0.02)	$(1.55)	$(0.34)

Weighted-average number of common shares used in computing net loss per share attributable to Endurance International Group Holdings, Inc.—basic and diluted	117,770,547	128,939,943	102,698,773	127,512,346

Endurance International Group Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2014	2013	2014
Cash flows from operating activities:
Net loss	$(68,133)	$(2,808)	$(159,846)	$(50,852)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	5,545	8,403	18,615	30,956
Amortization of other intangible assets	27,134	26,935	105,915	102,723
Amortization of deferred financing costs	2,579	26	2,768	83
Amortization of net present value of deferred consideration	197	178	1,590	183
Stock-based compensation	9,658	4,681	10,763	16,043
Deferred tax expense (benefit)	(2,638)	2,106	(4,777)	3,640
(Gain) loss on sale of assets	(23)	123	309	(168)
Income of unconsolidated entities	2,426	87	2,067	61
Dividend from minority interest	—	—	—	167
Gain from change in deferred consideration	(466)	(36)	(466)	384
Financing costs expensed	10,833	—	10,833	—
Changes in operating assets and liabilities:
Accounts receivable	(701)	710	(1,075)	(691)
Prepaid expenses and other current assets	3,275	(3,702)	(7,147)	(25,675)
Accounts payable and accrued expenses	(2,099)	(4,059)	2,020	(1,615)
Deferred revenue	6,552	5,722	51,047	67,654

Net cash provided by (used in) operating activities	(5,861)	38,366	32,616	142,893

Cash flows from investing activities:
Business acquired in purchase transaction, net of cash acquired	(22,339)	(17,600)	(38,659)	(93,698)
Proceeds from sale of assets	—	—	23	100
Cash paid for minority investment	—	(15,200)	—	(34,140)
Purchases of property and equipment	(8,139)	(5,889)	(33,523)	(23,904)
Purchases of intangible assets	(182)	—	(751)	(200)
Proceeds from sale of property and equipment	41	8	54	94
Net (deposits) and withdrawals of principal balances in restricted cash accounts	53	360	(231)	433

Net cash used in investing activities	(30,566)	(38,321)	(73,087)	(151,315)

Cash flows from financing activities:
Proceeds from issuance of term loan	1,055,000	—	1,145,000	—
Repayment of term loan	(1,206,399)	(2,625)	(1,212,625)	(10,500)
Proceeds from borrowing of revolver	—	43,000	57,000	150,000
Repayment of revolver	—	(54,000)	(72,000)	(100,000)
Payment of financing costs	(11,272)	(41)	(12,552)	(53)
Payment of deferred consideration	(2,529)	(16,815)	(55,635)	(98,318)
Partial settlement of redeemable non-controlling interest liability	—	—	—	(4,190)
Principal payments on capital lease obligations	—	(918)	—	(3,608)
Proceeds from exercise of stock options	—	125	—	137
Proceeds from issuance of common stock	252,612	43,500	252,612	43,500

	Three Months Ended December 31,		Year Ended December 31,
	2013	2014	2013	2014
Issuance costs of common stock	(17,512)	(2,173)	(17,512)	(2,904)

Net cash provided by (used in) financing activities	69,900	10,053	84,288	(25,936)

Net effect of exchange rate on cash and cash equivalents	(41)	(122)	(247)	(78)

Net increase (decrease) in cash and cash equivalents	33,432	9,976	43,570	(34,436)
Cash and cash equivalents:
Beginning of period	33,383	22,403	23,245	66,815

End of period	$66,815	$32,379	$66,815	$32,379

Supplemental cash flow information:
Interest paid	$31,788	$14,840	$100,856	$57,418
Income taxes paid	$152	$1,118	$1,502	$2,615
Supplemental disclosure of non-cash financing activities:
Shares issued in connection with the acquisition of Directi	$—	$—	$—	$27,235
Assets acquired under capital lease	$—	$—	$—	$11,704

The following table reflects the reconciliation of Adjusted Net Income and Adjusted EBITDA to net loss calculated in accordance with GAAP (all data in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2013	2014	2013	2014
Net loss	$(68,133)	$(2,808)	$(159,846)	$(50,852)
Stock-based compensation	9,658	4,681	10,763	16,043
(Gain) loss on sale of assets	(23)	123	309	(168)
Loss of unconsolidated entities	2,426	87	2,067	61
Amortization of intangible assets	27,134	26,935	105,915	102,723
Amortization of deferred financing costs	2,579	26	2,768	83
Changes in deferred revenue	6,552	5,722	51,047	67,654
Impact of reduced fair value of deferred domain registration costs	—	(2,190)	—	(18,782)
Transaction expenses and charges (1)	33,879	881	45,036	4,787
Integration and restructuring expenses	5,368	3,590	45,594	19,927
Tax-affected impact of adjustments	(756)	1,285	(5,929)	(4,202)

Adjusted Net Income	$18,684	$38,332	$97,724	$137,274

Depreciation	5,545	8,403	18,615	30,956
Income tax expense (benefit)	(1,413)	125	2,333	10,388
Interest expense, net (net of impact of amortization of deferred financing costs)	23,398	15,093	89,259	57,000

Adjusted EBITDA	$46,214	$61,953	$207,931	$235,618

(1)	Includes loan prepayment penalty of $6.3 million for the year ended December 31, 2013, which is included in interest expense in the consolidated statements of operations and comprehensive loss.

The following table reflects the reconciliation of cash flows from operating activities, or operating cash flow, to FCF to UFCF (all data in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2013	2014	2013	2014
Operating cash flow	$(5,861)	$38,366	$32,616	$142,893
Less:
Dividend from minority interest	—	—	—	(167)
Capital expenditures and capital lease obligations (1)	(8,139)	(6,807)	(33,523)	(27,512)
Plus:
Costs excluded in FCF net of costs also excluded in operating cash flow:
Transaction expenses and charges	27,493	399	38,745	3,885
Integration and restructuring expenses	5,368	3,845	45,594	17,479

Free cash flow	$18,861	$35,803	$83,432	$136,578

Plus:
Cash interest paid (net of change in accrued loan interest)	18,652	14,915	83,025	56,817

Unlevered Free Cash Flow	$37,513	$50,718	$166,457	$193,395

(1)	Capital expenditures during the three and twelve months ended December 31, 2014 includes $0.9 million and $3.6 million, respectively, of payments under a three year capital lease for software of $11.7 million beginning in January 2014. The remaining balance on the capital lease is $8.1 million as of December 31, 2014.

The following table provides a reconciliation of income tax expense (benefit) included in the adjusted EBITDA table above to the income tax expense (benefit) in our consolidated statements of operations and comprehensive loss and to the income taxes paid amount in our consolidated statements of cash flows (all data in thousands).

	Three Months Ended December 31,		Year Ended December 31,
	2013	2014	2013	2014
Income tax expense (benefit)	$(1,413)	$125	$2,333	$10,388
Tax-affected impact of adjustments	(756)	1,285	(5,929)	(4,202)

Income tax expense (benefit) in consolidated statement of operations	$(2,169)	$1,410	$(3,596)	$6,186

Less: movement in deferred tax benefit	2,638	(2,106)	4,777	(3,640)
Decrease (increase) in accrued income taxes	(317)	1,814	321	69

Income taxes paid in consolidated statements of cash flows	$152	$1,118	$1,502	$2,615

The following table provides a reconciliation of net interest expense included in the adjusted EBITDA table above to the net interest expense in our consolidated statements of operations and comprehensive loss and to interest paid in our consolidated statements of cash flows (all data in thousands).

	Three Months Ended December 31,		Year Ended December 31,
	2013	2014	2013	2014
Interest expense (net of impact of deferred financing costs)	$23,398	$15,093	$89,259	$57,000
Amortization of deferred financing costs	2,579	26	2,768	83
Transaction expense - loan prepayment penalty	6,300	—	6,300	—

Other expense in consolidated statements of operations and comprehensive loss	$32,277	$15,119	$98,327	$57,083

Amortization of deferred financing costs	(2,579)	(26)	(2,768)	(83)
Amortization of net present value of deferred consideration	(197)	(178)	(1,590)	(183)
Decrease (increase) in accrued interest	2,226	(151)	6,765	270
Interest income	61	76	122	331

Interest paid in consolidated statements of cash flows	$31,788	$14,840	$100,856	$57,418

The following table reflects the reconciliation of ARPS to revenue calculated in accordance with GAAP (all data in thousands, except ARPS data):

	Three Months Ended December 31,		Year Ended December 31,
	2013	2014	2013	2014
Revenue	$136,420	$171,936	$520,296	$629,845
Purchase accounting adjustment	529	3,270	7,311	22,100
Pre-acquisition revenue from acquired properties	—	—	512	—

Adjusted revenue	$136,949	$175,206	$528,119	$651,945

Total subscribers	3,502	4,087	3,502	4,087
ARPS	$13.15	$14.78	$13.09	$14.48
Adjusted revenue attributable to Directi	—	13,213	—	48,499
Adjusted revenue excluding Directi	$136,949	$161,993	$528,119	$603,446
Total subscribers excluding Directi	3,502	4,031	3,502	4,031
ARPS excluding Directi	$13.15	$13.86	$13.09	$13.58